STOCK PURCHASE AGREEMENT




                                  BY AND AMONG



                            UIL HOLDINGS CORPORATION
                             UNITED RESOURCES, INC.

                                       AND

                              CHECKFREE CORPORATION


          FOR ALL OF THE OUTSTANDING STOCK OF AMERICAN PAYMENT SYSTEMS, INC.



                                DECEMBER 16, 2003





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                                Table of Contents


1.    DEFINITIONS............................................................1
      -----------


2.    PURCHASE AND SALE OF THE COMPANY SHARES................................7
      ---------------------------------------

  (A) BASIC TRANSACTION......................................................7
      -----------------

  (B) PURCHASE PRICE.........................................................7
      --------------
    (i)  AMOUNT PAID AT CLOSING..............................................7
    (ii) POST CLOSING ADJUSTMENTS............................................8
    (iii)DISPUTE RESOLUTION PROCEDURES.......................................8
    (iv) CLOSING DISTRIBUTIONS; REPAYMENT OF INTER-COMPANY DEBT..............9

  (C) THE CLOSING............................................................9
      -----------

  (D) DELIVERIES AT THE CLOSING.............................................10
      -------------------------

3.    REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER ENTITIES
      -------------------------------------------------------------
      AND THE BUYER.........................................................10
      -------------

  (A) REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES.................10
      -----------------------------------------------------
    (i)  ORGANIZATION.......................................................10
    (ii) AUTHORIZATION OF TRANSACTION.......................................10
    (iii)NONCONTRAVENTION...................................................10
    (iv) BROKERS' FEES......................................................11
    (v)  COMPANY SHARES.....................................................11
    (vi) LITIGATION.........................................................11
    (vii)LEGAL COMPLIANCE...................................................11

  (B) REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................11
      -------------------------------------------
    (i)  ORGANIZATION OF THE BUYER..........................................11
    (ii) AUTHORIZATION OF TRANSACTION.......................................11
    (iii)NONCONTRAVENTION...................................................12
    (iv) BROKERS' FEES......................................................12
    (v)  INVESTMENT.........................................................12
    (vi) ACCREDITED INVESTOR................................................12
    (vii)LITIGATION; COMPLIANCE WITH LAWS...................................12
    (viii)DISCLAIMER; INVESTIGATION BY THE BUYER; THE SELLER'S LIABILITY....13
    (ix) LEGAL COMPLIANCE...................................................13
    (x)  ADEQUATE FUNDS.....................................................14


4.    REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY.....................14
      -------------------------------------------------

  (A) ORGANIZATION OF THE COMPANY...........................................14
      ---------------------------

  (B) CAPITALIZATION........................................................14
      --------------
    (i)  COMPANY............................................................14
    (ii) SUBSIDIARIES.......................................................15

  (C) NONCONTRAVENTION......................................................15
      ----------------

  (D) BROKERS' FEES.........................................................16
      -------------

  (E) TITLE TO ASSETS; SUFFICIENCY OF ASSETS................................16
      --------------------------------------

  (F) FINANCIAL STATEMENTS..................................................16
      --------------------

  (G) UNDISCLOSED LIABILITIES...............................................16
      -----------------------

  (H) EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END...................17
      ---------------------------------------------------

  (I) LEGAL COMPLIANCE......................................................17
      ----------------

  (J) TAX MATTERS...........................................................17
      -----------

  (K) REAL PROPERTY.........................................................19
      -------------

  (L) INTELLECTUAL PROPERTY.................................................20
      ---------------------

  (M) CONTRACTS.............................................................22
      ---------

  (N) GUARANTIES............................................................24
      ----------

  (O) TANGIBLE ASSETS.......................................................24
      ---------------
  (P) LITIGATION............................................................24
      ----------

  (Q) EMPLOYEES.............................................................24
      ---------

  (R) EMPLOYEE BENEFITS.....................................................25
      -----------------

  (S) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.............................27
      -----------------------------------------

  (T) NOTES AND ACCOUNTS RECEIVABLE.........................................28
      -----------------------------

  (U) POWERS OF ATTORNEY....................................................28
      ------------------

  (V) INSURANCE.............................................................28
      ---------

  (W) DISCLOSURE............................................................28
      ----------
  (X) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES....................28
      --------------------------------------------------


5.    PRE-CLOSING COVENANTS.................................................29
      ---------------------

  (A) GENERAL...............................................................29
      -------

  (B) REGULATORY MATTERS....................................................29
      ------------------

  (C) OPERATION OF BUSINESS.................................................30
      ---------------------

  (D) PRESERVATION OF BUSINESS..............................................31
      ------------------------

  (E) FULL ACCESS...........................................................31
      -----------

  (F) NOTICE OF DEVELOPMENTS................................................31
      ----------------------

  (G) EXCLUSIVITY...........................................................32
      -----------

  (H) TERMINATION OF AGREEMENTS.............................................32
      -------------------------

  (I) FINANCIALS............................................................32
      ----------

  (J) TRANSFER OF DIVESTED ITEMS............................................33
      --------------------------

  (K) AMENDMENT OR CANCELLATION OF CERTAIN AGREEMENTS.......................33
      -----------------------------------------------


6.    POST-CLOSING COVENANTS................................................33
      ----------------------

  (A) GENERAL...............................................................33
      -------

  (B) LITIGATION SUPPORT....................................................33
      ------------------

  (C) TRANSITION............................................................34
      ----------

  (D) EMPLOYEES.............................................................34
      ---------

  (E) EMPLOYEE BENEFIT PLANS................................................34
      ----------------------

  (F) CONFIDENTIALITY.......................................................36
      ---------------

  (G) COVENANT NOT TO COMPETE...............................................36
      -----------------------

  (H) INSURANCE.............................................................36
      ---------

  (I) ACCESS TO INFORMATION.................................................37
      ---------------------

  (J) NONASSIGNABLE CONTRACTS AND PERMITS...................................37
      -----------------------------------

  (K) GUARANTEE.............................................................37
      ---------


7.    CONDITIONS TO OBLIGATION TO CLOSE.....................................37
      ---------------------------------

  (A) CONDITIONS TO OBLIGATION OF THE BUYER.................................37
      -------------------------------------

  (B) CONDITIONS TO OBLIGATION OF THE SELLER................................39
      --------------------------------------


8.    REMEDIES FOR BREACHES OF THIS AGREEMENT...............................40
      ---------------------------------------

  (A) SURVIVAL..............................................................40
      --------

  (B) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER...................40
      ---------------------------------------------------

  (C) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER ENTITIES
      -------------------------------------------------------------
      AND ITS AFFILIATES....................................................41
      ------------------

  (D) LIMITATIONS...........................................................41
      -----------

  (E) OTHER LIMITATIONS.....................................................42
      -----------------

  (F) LOSSES NET OF INSURANCE, ETC..........................................42
      ----------------------------

  (G) TERMINATION OF INDEMNIFICATION........................................43
      ------------------------------

  (H) PROCEDURES RELATING TO INDEMNIFICATION................................43
      --------------------------------------

  (I) EXCLUSIVE REMEDY......................................................44
      ----------------

  (J) MITIGATION............................................................44
      ----------

9.    TAX MATTERS...........................................................44
      -----------

  (A) CONSOLIDATED RETURN...................................................44
      -------------------

  (B) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE......................45
      ------------------------------------------------

  (C) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE........45
      --------------------------------------------------------------

  (D) REFUNDS AND TAX BENEFITS..............................................46
      ------------------------

  (E) COOPERATION ON TAX MATTERS............................................46
      --------------------------

  (F) TAX SHARING AGREEMENTS................................................47
      ----------------------

  (G) CERTAIN TAXES.........................................................47
      -------------

  (H) REPRESENTATION........................................................47
      --------------

  (I) CONFIDENTIALITY.......................................................48
      ---------------

  (J) SECTION 1445..........................................................48
      ------------

  (K) SECTION 338 ELECTION..................................................47
      --------------------

  (L) PHANTOM STOCK OPTION PLAN.............................................48
      -------------------------

  (M) PURCHASE PRICE ADJUSTMENT.............................................49
      -------------------------

10.      TERMINATION........................................................50
         -----------

  (A) TERMINATION OF AGREEMENT..............................................50
      ------------------------

  (B) EFFECT OF TERMINATION.................................................51
      ---------------------


11.      MISCELLANEOUS......................................................51
         -------------

  (A) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS...............................51
      ---------------------------------------

  (B) NO THIRD-PARTY BENEFICIARIES..........................................51
      ----------------------------

  (C) ENTIRE AGREEMENT......................................................51
      ----------------

  (D) SUCCESSION AND ASSIGNMENT.............................................52
      -------------------------

  (E) COUNTERPARTS..........................................................52
      ------------

  (F) HEADINGS..............................................................52
      --------

  (G) NOTICES...............................................................52
      -------

  (H) GOVERNING LAW.........................................................53
      -------------

  (I) VENUE.................................................................53
      -----

  (J) WAIVER OF JURY TRIAL..................................................53
      --------------------

  (K) AMENDMENTS AND WAIVERS................................................53
      ----------------------

  (L) SEVERABILITY..........................................................53
      ------------

  (M) EXPENSES..............................................................53
      --------

  (N) CONSTRUCTION..........................................................53
      ------------

  (O) INCORPORATION OF EXHIBITS AND SCHEDULES...............................54
      ---------------------------------------

                                       56
                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, entered as of December 16, 2003, by and among CheckFree Corporation, a Delaware corporation or its permitted assignee (the "Buyer"), UIL Holdings Corporation, a Connecticut corporation (the "Parent") and United Resources, Inc., a Connecticut corporation (the "Seller" and together with the Parent, the "Seller Entities"). The Buyer and the Seller Entities are referred to collectively herein as the "Parties" and individually as a "Party".

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of American Payment Systems, Inc., a Connecticut corporation (the "Company") in return for the consideration set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

         1.       DEFINITIONS.

         "Adjustment Statement" has the meaning set forth in Section 2(b)(iii) below.

         "Adverse Consequences" means all actions, suits, proceedings, hearings,investigations, charges, complaints, claims, demands, injunctions, judgments,orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses,expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Agreement" means this Stock Purchase Agreement.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliate Plan" has the meaning set forth in Section 4(r)(ii) below.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

         "APS-Cal" has the meaning set forth in Section 4(b)(ii) below.

         "Basket Amount" has the meaning set forth in Section 8(d)(i) below.

         "BellSouth" has the meaning set forth in Section 6(k) below.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Excluded Provisions" has the meaning set forth in Section 8(d)(i) below.

         "CCI" has the meaning set forth in Section 4(b)(ii) below.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Closing Date Balance Sheet" has the meaning set forth in Section 2(b)(ii) below.

         "Closing Date Net Working Capital" has the meaning set forth in Section 2(b)(ii) below.

         "Closing Payment" has the meaning set forth in Section 2(b)(i) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral Source" has the meaning set forth in Section 8(f) below.

         "Company" has the meaning set forth in the preface above.

         "Company Balance Sheet" means a periodic balance sheet produced by the Company in accordance with past procedures and practices.

         "Company Confidential Information" means any Confidential Information relating to or concerning the business of the Company.

         "Company Share" means any share of the common stock, par value $100 per share, of the Company.

         "Confidential Information" means any written, oral or visual information in any medium concerning the businesses and affairs of the Company or any Party that is not already generally available to the public or, under the circumstances, should reasonably be considered confidential or proprietary.

         "Contested Adjustments" has the meaning set forth in Section 2(b)(iii) below.

         "Contested Adjustment Notice" has the meaning set forth in Section 2(b)(iii) below.

         "Contested Adjustment Dispute" has the meaning set forth in Section 2(b)(iii) below.

         "December Balance Sheet" the meaning set forth in Section 5(i)(ii) below.

         "December Fixed Asset Amount" the meaning set forth in Section 5(i)(ii) below.

         "Disclosure Schedule" means the disclosure schedules attached hereto.

         "Divested Items" means (i) all ownership interests in CCI owned by the Company and all ownership interests in BillMatrix Corporation owned by the Company, including without limitation any beneficial ownership interest of the Company in shares of BillMatrix Corporation held by an Affiliate of the Company,
(ii) the assets related to the prepaid telephony business acquired from Paysmart America, Inc. and any liabilities related thereto, which assets and liabilities are described in Section 5(j) of the Disclosure Schedule and (iii) all assets and liabilities relating to CCI, BillMatrix Corporation and Paysmart America, Inc. and owned by the Company, which assets and liabilities are described in
Section 5(j) of the Disclosure Schedule.

         "Employee" has the meaning set forth in Section 4(r)(i) below.

         "Employee Benefit Plan" has the meaning set forth in Section 4(r)(i) below.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders and determinations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 4(r)(ii) below.

         "Financial Statements" has the meaning set forth in Section 4(f) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Guarantee" has the meaning set forth in Section 6(k) below.

         "Hazardous Substances" shall have the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"), 42 U.S.C. Section 9601(14).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Income Tax" means any federal, state, local, or foreign income or franchise tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Indemnified Party" has the meaning set forth in Section 8(h) below.

         "Indemnifying Party" has the meaning set forth in Section 8(h) below.

         "Independent Accountant" means a senior-level certified public accountant of Ernst & Young LLP, resident in the office of such firm located in Stamford, Connecticut.

         "Intellectual Property" means, in respect of the Company, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all Internet domain names and universal resource locators ("URLs"), (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including data and related documentation), and (h) all copies and tangible embodiments thereof (in whatever form or medium) owned or held by the Company.

         "Knowledge," or phrases of similar import, with respect to an individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter; or (b) a prudent individual should be aware of such fact or matter in the ordinary course of performing his or her duties, without conducting any special inquiry. With respect to a Person, other than an individual, "Knowledge," or phrases of similar import, means a Person shall be deemed to have knowledge of a particular fact or other matter if any individual who is serving as a director or executive officer of that Person (or in any similar capacity) has knowledge of that fact or other matter (as set forth in
(a) and (b) above), except that the Parent shall be deemed to have knowledge of a fact or other matter if the chief executive officer or chief financial officer of the Parent has knowledge of such fact or other matter (as set forth in (a) and (b) above) or if any of Paul Rocheleau, John Frank, Richard Bucchi, Paul Lavoie, Corey Stone, Carol Boedicker and Donna Estelle has knowledge of a fact or other matter (as set forth in (a) and (b) above).

         "Loss" has the meaning set forth in Section 8(b)(i) below.

         "MADSP" has the meaning set forth in Section 9(k)(i) below.

         "Material Adverse Effect" means, with respect to any of the Buyer, a Seller Entity, the Company or APS-Cal, any change, occurrence or effect (direct or indirect) which might reasonably be expected to have a material adverse effect on (a) the business, operations, properties (including tangible properties), condition (financial or otherwise), assets, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of such Party or (b) the ability of such Party to timely perform its obligations under the Agreement or otherwise to consummate the transactions contemplated by this Agreement, other than any fact, circumstance, event or thing (i) generally affecting the financial services industry, or resulting from general economic or market conditions (including changes in interest rates) or changes in accounting principles or changes in law, regulations, or regulatory policies of general applicability (or interpretations thereof), (ii) resulting from actions or omissions of a Party taken with the prior written consent of the other Parties in contemplation of the transactions contemplated hereby, or (iii) resulting from the announcement or execution of this Agreement or the transactions contemplated herein.

         "Most Recent Financial Statements" has the meaning set forth in Section 4(f) below.

         "Most Recent Fiscal Quarter End" has the meaning set forth in Section 4(f) below.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "Net Working Capital Shortfall" has the meaning set forth in Section 2(b)(ii) below.

         "Net Working Capital Surplus" has the meaning set forth in Section 2(b)(ii) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Overlap Period" has the meaning set forth in Section 9(c) below.

         "Parent" has the meaning set forth in the preface above.

         "Parent Consolidated Group" has the meaning set forth in Section 4(j)(i) below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a governmental entity (or any department, agency, or political subdivision thereof), or a partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or similar entity.

         "Purchase Price" has the meaning set forth in Section 2(b)(i) below.

         "Real Property" has the meaning set forth in Section 4(k)(i) below.

         "Representatives" has the meaning set forth in Section 3(b)(viii) below.

         "Requisite Consents" has the meaning set forth in Section 7(a)(v) below.

         "Restricted Items" means all funds that are the property of any client of the Company (including, without limitation, any restricted cash, settlement assets or settlement obligations) and all inter-company liabilities related thereto.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, all of which are set forth in Section 4(e) of the Disclosure Schedule.

         "Seller" has the meaning set forth in the preface above.

         "Seller Entities" has the meaning set forth in the preface above.

         "Seller Excluded Provisions" has the meaning set forth in Section 8(d)(i) below.

         "Seller 401(k) Plan" means the United Illuminating Company 401(k) Employee Stock Ownership Plan.

         "September Balance Sheet" means the unaudited balance sheet of the Company, as of September 30, 2003, attached hereto as Section 2(b)(ii) of the Disclosure Schedule which depicts: in column (A), the unaudited, consolidated balance sheet of the Company as of September 30, 2003; in columns (B) through
(E), the Divested Items and all assets and liabilities related thereto; and in column (F), the adjusted, unaudited balance sheet of the Company as of September 30, 2003, excluding the Divested Items and all assets and liabilities related thereto.

         "September Net Working Capital" means "Total Current Assets" less "Total Current Liabilities," as such items are described in column (F) of the September Balance Sheet attached hereto as Section 2(b)(ii) of the Disclosure Schedule, which reflects such amount as $1,855,537.32.

         "Subsidiary" means any corporation (or other entity) with respect to which a specified Person or a Subsidiary thereof owns a majority of the common stock (or analogous equity interest, as applicable) or has the power to vote or direct the voting of sufficient securities to elect a majority of members of the board of directors (or analogous governing body, as applicable).

         "Successor 401(k) Plan" has the meaning set forth in Section 6(e)(ii) below.

         "Tax Returns" means federal, state, foreign and local Tax reports, returns, declarations, claims for refund, information returns and other documents, including any schedules or attachments thereto and including any amendments thereto.

         "Taxes" or "Tax" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person.

         "Taxing Authorities" means the Internal Revenue Service and any other federal, state or local authority which has the right to impose Taxes on the Company, the Parent Consolidated Group or a Seller Entity.

         "Third Party Claim" has the meaning set forth in Section 8(h) below.

         "Transferred Employee" has the meaning set forth in Section 6(d) below.

         "Wallingford Condition" means the conditions described in Section 6.20.5, Section 6.20.8, and the first two paragraphs under the heading "Significant Interior Observations and Issues" in Section 10.00 of the Phase I Environmental Site Assessment Report regarding 15 Sterling Drive, Wallingford, CT, File 42859, dated October 2002, which report has been furnished to the Buyer.

         "338 Indemnity Amount" has the meaning set forth in Section 9(k)(iii)
          --------------------
          below.

         "338(h)(10) Election" has the meaning set forth in Section 9(k)(i) below.

         2.       PURCHASE AND SALE OF THE COMPANY SHARES.

                  (A)......BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Company Shares for the consideration specified below in this Section 2.

                  (B)......PURCHASE PRICE.

                           (i) AMOUNT PAID AT CLOSING. The Buyer agrees to pay to the Seller at Closing One Hundred Ten Million and 00/100 Dollars ($110,000,000.00), subject to adjustment pursuant to Section 2(b) (ii) below (the "Purchase Price"). At the Closing, the Buyer shall deliver to the Seller in immediately available funds One Hundred Ten Million Dollars ($110,000,000.00) by certified check or wire transfer to the Seller's designated account(s) (the "Closing Payment").

                           (ii) POST CLOSING ADJUSTMENTS. As soon as practicable, but no later than thirty (30) days after the Closing Date, the Independent Accountant, on behalf of the Parties and pursuant to an engagement agreement reasonably acceptable to the Buyer and the Seller, shall prepare and deliver to the Buyer and the Seller an unaudited balance sheet of the Company as of the close of business on the Closing Date (the "Closing Date Balance Sheet") in substantially the form of the September Balance Sheet attached hereto as Section 2(b)(ii) of the Disclosure Schedule. The Closing Date Balance Sheet shall include a calculation of the net working capital of the Company as of the close of business on the Closing Date (the "Closing Date Net Working Capital") which shall be made, and presented on the Closing Date Balance Sheet, in the same manner as the calculation of the September Net Working Capital is made and presented on the September Balance Sheet attached hereto as Section 2(b)(ii) of the Disclosure Schedule. The Closing Date Balance Sheet shall be prepared by the Independent Accountant in accordance with GAAP, as modified by the accounting principles used in preparing the September Balance Sheet (as reflected in Section 2(b)(ii) of the Disclosure Schedule). For the avoidance of doubt, the calculation of the September Net Working Capital does not, and the calculation of the Closing Date Net Working Capital shall not, include any of the assets or liabilities identified in columns (B) through (E) of the September Balance Sheet attached hereto as Section 2(b)(ii) of the Disclosure Schedule. The Independent Accountant shall also make available to the Buyer and the Seller copies of all work papers and other documents and data as were used to prepare the Closing Date Balance Sheet (and any items therein) and the Closing Date Net Working Capital calculation. The Buyer and the Seller shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the Closing Date Net Working Capital calculation and make any proposed adjustments thereto as provided in Section 2(b) (iii) hereto.

                                    (A) If it is determined by the Independent
                  Accountant that the Closing Date Net Working Capital is more than the September Net Working Capital (such surplus being a "Net Working Capital Surplus"), then the Buyer shall, subject to Section 2(b) (iii), deliver to the Seller cash in an amount equal to such Net Working Capital Surplus, if any, within ten
                  (10) days of receipt of the Independent Accountant's determination; or

                                    (B) If it is determined by the Independent
                  Accountant that the Closing Date Net Working Capital is less than the September Net Working Capital (such shortfall being a "Net Working Capital Shortfall"), then the Seller shall, subject to Section 2(b) (iii), deliver to the Buyer cash in an amount equal to such Net Working Capital Shortfall, if any, within ten (10) days of receipt of the Independent Accountant's determination.

                           (iii) DISPUTE RESOLUTION PROCEDURES. The Buyer and the Seller shall have until ten (10) days after the delivery of the Closing Date Net Working Capital calculation prepared by the Independent Accountant to review the calculation set forth therein and propose any adjustments thereto. All adjustments proposed by the Buyer or the Seller shall be set out in detail in a written statement delivered to the other Party and the Independent Accountant (an "Adjustment Statement") and shall be incorporated into the Closing Date Balance Sheet, unless the other Party shall object in writing to such proposed adjustments to the proposing Party within ten (10) days of delivery of the Adjustment Statement (the proposed adjustment or adjustments to which either Party objects are referred to herein as the "Contested Adjustments" and the objection notice is referred to herein as the "Contested Adjustment Notice"). If either Party delivers a Contested Adjustment Notice, the Seller and the Buyer shall attempt in good faith to resolve their dispute (a "Contested Adjustment Dispute") regarding the Contested Adjustments, but if a final resolution thereof is not obtained within ten (10) days after delivery of said Contested Adjustment Notice, the Independent Accountant shall resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is requested to resolve a Contested Adjustment Dispute, then (A) the Buyer and the Seller shall each submit to the Independent Accountant in writing, not later than ten (10) days after the Independent Accountant is retained for such purpose, their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant reasonably requests, and (B) the Independent Accountant shall, within ten (10) days after receiving the positions of both the Buyer and the Seller and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and non-appealable by, the Parties. Each of the Seller and the Buyer shall pay fifty percent (50%) of the fees and expenses of the Independent Accountant related to the preparation and delivery of a Closing Date Balance Sheet and the calculation of the Closing Date Net Working Capital. The fees and expenses of the Independent Accountant related to the resolution of Contested Adjustments shall be paid by the Party whose estimate of the Closing Date Net Working Capital is farthest from the Independent Accountant's final calculation of the Closing Date Net Working Capital. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final Closing Date Net Working Capital calculation. The Closing Date Balance Sheet shall be deemed to include all proposed adjustments not disputed by either Party and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.

                           (iv) CLOSING DISTRIBUTIONS; REPAYMENT OF
         INTER-COMPANY DEBT. The Buyer acknowledges and agrees that prior to the Closing Date the Company shall have the right, in its sole discretion, to (i) distribute all or some of its cash on hand to the Seller and/or
         (ii) repay all or some principal and interest on any inter-company debt. The Buyer agrees that if there is any inter-company debt outstanding with respect to any Restricted Items as of the Closing, then the Buyer shall cause the Company to repay the amount of such debt to the Parent promptly after the receipt of payment to the Company in respect of such Restricted Item, but in any event not later than five
         (5) days after the Closing Date.

                  (C)......THE CLOSING. The closing of the transactions
contemplated by this Agreement (the "Closing") shall take place at the offices of Wiggin & Dana LLP in Stamford, CT, commencing at 9:00 a. m. local time, on the fifth (5th) business day immediately following the date on which the last condition set forth in Section 7 hereof is fulfilled or waived in writing. or such other date as the Buyer and the Seller may mutually determine in writing (the "Closing Date").

                  (D)......DELIVERIES AT THE CLOSING. At the Closing, (i) the
Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in
Section 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of the Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the Closing Payment.

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER ENTITIES AND THE BUYER.

                  (A) .....REPRESENTATIONS AND WARRANTIES OF THE SELLER
ENTITIES. Each of the Seller Entities jointly and severally represents and warrants to the Buyer that except as set forth in the Disclosure Schedule, the statements contained in this Section 3(a) are correct and complete as of the date hereof.

                           (i) ORGANIZATION. Each of the Seller Entities is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                           (ii) AUTHORIZATION OF TRANSACTION. Each of the Seller Entities has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by all required corporate proceedings of each of the Seller Entities and no other corporate proceedings are necessary to authorize this Agreement and such agreements contemplated hereby and transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of each of the Seller Entities, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity. Except as required by the HSR Act and as set forth in Section 3(a) (ii) of the Disclosure Schedule, neither Seller Entity is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in connection with the transactions contemplated by this Agreement.

                           (iii) NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which a Seller Entity is subject or any provision of the charter or bylaws of a Seller Entity or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which a Seller Entity may be a party or by which it is bound or to which its assets are subject.

                           (iv) BROKERS' FEES. Neither Seller Entity has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than certain fees to Morgan Stanley & Co. Incorporated for which the Seller Entities shall be wholly responsible.

                           (v) COMPANY SHARES. The Seller holds of record and owns beneficially the number of Company Shares set forth in Section 4(b) below, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, or commitments. Neither Seller Entity is a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Neither Seller Entity is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                           (vi) LITIGATION. There is no action, suit, investigation or proceeding pending, or to the Knowledge of the Seller Entities, threatened against or affecting the Seller Entities before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.

                           (vii) LEGAL COMPLIANCE. The Seller Entities do not reasonably anticipate any material impediments to their obtaining all required permits, license, approval or authorizations of governmental authorities listed in Section 3(a)(ii) of the Disclosure Schedule required to consummate the transactions contemplated hereunder.

                  (B)......REPRESENTATIONS AND WARRANTIES OF THE BUYER. The
Buyer represents and warrants to the Seller Entities that except as set forth in the Disclosure Schedule, the statements contained in this Section 3(b) are correct and complete as of the date hereof.

                           (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                           (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby, have been duly authorized by all required corporate proceedings of the Buyer, and no other corporate proceedings are necessary to authorize this Agreement and such agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity. Except as required by the HSR Act and as set forth in Section 3(b) (ii) of the Disclosure Schedule, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in connection with the transactions contemplated by this Agreement.

                           (iii) NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                           (iv) BROKERS' FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                           (v) INVESTMENT. The Buyer is purchasing the Company Shares for its own account and is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Buyer has no present intention of selling, granting any participation in, or otherwise distributing the Company Shares. None of the Buyer or its Affiliates has entered into any contract, undertaking, agreement or arrangement with any Person for resale of the Company Shares. The Buyer acknowledges that the offering of the Company Shares pursuant to this Agreement has not been and will not be registered under the Securities Act or any state securities or blue sky laws on the grounds that the offering and sale of the Company Shares contemplated by this Agreement is exempt from registration pursuant to exemptions available under such laws, and that the Seller's reliance upon such exemptions is predicated in part upon the Buyer's representations set forth in this Agreement.

                           (vi) ACCREDITED INVESTOR. The Buyer is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, and has the knowledge and experience necessary to evaluate the merits and risks of an investment in the Company Shares and the consummation of the transactions contemplated hereby.

                           (vii) LITIGATION; COMPLIANCE WITH LAWS. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Buyer, threatened against or affecting the Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.

                           (viii) DISCLAIMER; INVESTIGATION BY THE BUYER; THE SELLER'S LIABILITY. The Buyer acknowledges that none of the Parent, the Seller, the Company or any of their Affiliates has made any representation, warranty or agreement except as expressly set forth in this Agreement. The Buyer is not relying on any statement, document, record, report, material or information made or provided by the Parent, the Seller, the Company or any of their Affiliates, representatives or agents, except as expressly set forth in this Agreement, the Disclosure Schedule and any certificates delivered at Closing. The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company, which investigation, review and analysis was done by the Buyer and its Affiliates and, to the extent the Buyer deemed appropriate, by the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") of Buyer. The Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, the Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of the Parent, the Seller, the Company or the Representatives thereof (except the specific representations and warranties set forth in this Agreement). The Buyer agrees, to the fullest extent permitted by law, that none of the Parent, the Seller, the Company, or any of their respective directors, officers, employees, shareholders, Affiliates, controlling Persons, agents, advisors or Representatives shall have any liability or responsibility whatsoever to the Buyer or its directors, officers, employees, affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) other than for fraud or intentional misconduct, based upon any information provided or made available, or statements made (including in materials furnished in any data room, in presentations by management of the Parent, the Seller or the Company, on site visits or otherwise) to the Buyer or its directors, officers, employees, affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom); PROVIDED, HOWEVER, that the foregoing limitations (A) shall not apply to the Seller Entities insofar as the Seller Entities make the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restrictions contained in Section 8 and (B) shall not otherwise limit Buyer's rights under Section 8 hereof.

                           (ix) LEGAL COMPLIANCE. To the Knowledge of the Buyer, the Buyer has taken all necessary actions to be in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect upon the Buyer. To the Knowledge of the Buyer, except as set forth in Section 3(b)(ix) of the Disclosure Schedule, the Buyer holds and is in compliance with all permits, licenses, approvals, and authorizations of governmental authorities, required for the conduct of its business as currently conducted, except to the extent that any failure to hold or comply would not reasonably be expected to have a Material Adverse Effect on the Buyer or the Company following the Closing. The Buyer does not reasonably anticipate any material impediments to its obtaining all required permits, licenses, approvals or authorizations of governmental authorities listed in Section 3(b)
         (ii) of the Disclosure Schedule required to consummate the transactions contemplated hereunder.

                           (x) ADEQUATE FUNDS. The Buyer has available funds to pay the entire Purchase Price at the Closing.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY. The Parent and the Seller jointly and severally represent and warrant to the Buyer that except as set forth in the Disclosure Schedule, each of the statements contained in this Section 4 is correct and complete in all material respects as of the date of this Agreement. The exceptions, modifications and disclosures made in any Section of the Disclosure Schedule are made for all purposes of this Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement notwithstanding the fact that no express cross-reference is made; PROVIDED, HOWEVER, that the applicability of any particular exception, modification or disclosure to a particular section of the Disclosure Schedule must be reasonably clear from the description thereof.

                  (A)......ORGANIZATION OF THE COMPANY. The Company is a
corporation duly organized, validly existing, and in good standing under the laws of Connecticut. Complete and accurate copies of the certificate of incorporation and bylaws of the Company have been made available to the Buyer. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the Company. The Company has full corporate power and authority to carry on the businesses in which it is engaged in the manner in which they are currently conducted and to own and use the properties owned and used by it in the manner in which they are currently used.

                  (B)      CAPITALIZATION.

                           (i) COMPANY. The entire authorized capital stock of the Company consists of 5,000 Company Shares, of which 10 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held beneficially and of record by the Seller free and clear of all Security Interests. There are no outstanding or authorized options, warrants, purchase rights, pre-emptive rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, repurchase or otherwise cause to become outstanding any of its capital stock or other securities convertible or exchangeable for stock of the Company, or grant to any Person a right to subscribe for capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of the Company.

                           (ii) SUBSIDIARIES. Other than as set forth in Section 4(b)(ii) of the Disclosure Schedule and other than CellCards of Illinois, LLC, an Illinois limited liability company ("CCI") and American Payment Systems of California, Inc. ("APS-Cal"), the Company has no Subsidiaries and does not otherwise own or control, directly or indirectly, any equity or similar interest or any interest convertible into or exchangeable or exercisable for any equity or similar interest in any Person. For the last five (5) years, the Company has owned no Subsidiaries other than as set forth in Section 4(b)(ii) of the Disclosure Schedule and other than CCI and APS-Cal. APS- Cal is a corporation duly organized, validly existing, and in good standing under the laws of California. Complete and accurate copies of the articles of incorporation and bylaws of APS-Cal have been made available to the Buyer. APS-Cal is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on APS-Cal. APS-Cal has full corporate power and authority to carry on the business in which it is engaged in the manner in which it is currently conducted and to own and use the properties owned and used by it. The authorized capital of CCI consists of 100,000 units of ownership interests of which 100,000 units are issued and outstanding and owned as set forth in Section 4(b) (ii) of the Disclosure Schedule. The authorized capital stock of APS-Cal consists of 10,000 shares of common stock of which 1,000 are issued and outstanding and owned by the Company. Except as set forth in Section 4(b)(ii) of the Disclosure Schedule: (A) there are no options, warrants, convertible securities or other contracts of any kind, nature or description obligating the Company, CCI or APS-Cal to issue or sell any units of ownership of or any other interest in CCI or APS-Cal, as the case may be; (B) none of the issued and outstanding units of ownership of CCI or APS-Cal was issued in violation of any preemptive rights; (C) there are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, CCI or APS-Cal, or to provide funds to or make any investment in any other Person; (D) there are no voting trusts, shareholder agreements, proxies, or other contracts in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in CCI or APS-Cal.

                  (C) NON-CONTRAVENTION. Except as set forth in Section 4(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or APS-Cal is subject or any provision of the charter or bylaws of the Company or APS-Cal or (ii) conflict with, result in a breach of, constitute a default under, or result in the acceleration of any agreement, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, license, instrument or other arrangement to which the Company or APS-Cal is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, or acceleration would not have a Material Adverse Effect on the Company or APS-Cal or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of the Seller Entities and except as set forth in Section 4(c) of the Disclosure Schedule, neither the Company nor APS-Cal is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in connection with the transactions contemplated by this Agreement.

                  (D) BROKERS' FEES. Neither the Company nor APS-Cal has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (E) TITLE TO ASSETS; SUFFICIENCY OF ASSETS. The Company and APS-Cal have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Financial Statements, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements. Such assets consist of all of the assets reasonably necessary to conduct the businesses in which the Company and APS-Cal are engaged as currently conducted. The assets of the Company described as "POSA Technology" on Section 5(j) of the Disclosure Schedule, are utilized by the Company exclusively in connection with its pre-paid telephony business. None of the software licenses, source code or hardware, including servers and routers, described on Section 5(j) of the Disclosure Schedule are used by the Company other than in connection with the pre-paid telephony business of the Company.


                  (F) FINANCIAL STATEMENTS. Copies of the following financial statements (collectively the "Financial Statements") have been made available to the Buyer: (i) the audited, consolidated balance sheets and statements of income, shareholder equity, and cash flows as of and for the fiscal years ended December 31, 2000, 2001, and 2002 for the Company and its Subsidiaries; and (ii) an unaudited, consolidated balance sheet and statements of income, shareholder equity and cash flows (the "Most Recent Financial Statements"), as of and for the nine (9) months ended September 30, 2003 (the "Most Recent Fiscal Quarter End") for the Company and its Subsidiaries and (iii) the September Balance Sheet. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, except as set forth therein or in Section 4(f) of the Disclosure Schedule. The Financial Statements present fairly, in all material respects, the financial condition of the Company and its Subsidiaries as of such dates and the results of operations and cash flows of the Company and its Subsidiaries for such periods in accordance with GAAP except as set forth therein or in Section 4(f) of the Disclosure Schedule; PROVIDED, HOWEVER, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

                  (G) UNDISCLOSED LIABILITIES. Neither the Company nor APS-Cal has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for (i) liabilities set forth in the Most Recent Financial Statements (rather than in any notes, if any, thereto) and (ii) liabilities which have arisen after the date of the Most Recent Financial Statements in the Ordinary Course of Business in accordance with past practices, which individually or in the aggregate are not material to the Company or APS-Cal, as the case may be, or the operation of the business of the Company or APS-Cal, as the case may be.

                  (H) EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Since the date of the Most Recent Financial Statements, (i) there has not been any change in the business or results of operations or the financial condition of the Company or APS-Cal that would have a Material Adverse Effect on the Company and APS-Cal taken as a whole and (ii) the Company and APS-Cal have conducted their businesses in the Ordinary Course of Business. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement, since the date of the Most Recent Financial Statements, neither the Company nor APS-Cal has (A) sold, assigned or otherwise transferred any of its material assets or properties, other than in the Ordinary Course of Business and other than in connection with the Divested Items, (B) made any acquisition of all of the capital stock (whether by merger or otherwise) or all or substantially all of the assets of any Person, (C) subjected any of its material assets to a Security Interest, (D) amended or authorized any amendment to its certificate of incorporation or by-laws, (E) borrowed or refinanced any amount from any non-affiliated Person or incurred any liabilities (contingent or otherwise) in excess of $50,000, other than trade payables incurred in the Ordinary Course of Business in accordance with past practices, (F) declared or made any payment or distribution to stockholders, (G) made any changes to its accounting policies, principles or practices, (H) made any loans to any Persons,
(I) entered into, adopted, amended or terminated any bonus, profit sharing, compensation or stock option/ownership plan, severance or other Employee Benefit Plan or other arrangement for the benefit of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer, (J) waived any right in any contract listed in Section 4(m) of the Disclosure Schedule, the waiver of which would reasonably be expected to materially detract from the value of such contract to the Company or APS-Cal, as the cause may be, or (K) become obligated to take any of the actions specified in subparagraphs (A) through (J) above.

                  (I)......LEGAL COMPLIANCE. To the Knowledge of the Seller
Entities, each of the Company and APS-Cal is currently conducting business in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof). To the Knowledge of the Seller Entities, except as set forth in
Section 4(i) of the Disclosure Schedule, each of the Company and APS-Cal holds and is in compliance in all material respects with all permits, licenses, approvals, and authorizations of governmental authorities, required for the conduct of its business as currently conducted.

                  (J) TAX MATTERS..

                           (i) The Company has at all times since its incorporation been a member of an Affiliated Group filing a consolidated federal Income Tax Return in which the Parent was the common parent (the "Parent Consolidated Group"). Except as set forth in
         Section 4(j) (i) of the Disclosure Schedule, all Tax Returns required to be filed in respect of the Company, APS-Cal and the Parent Consolidated Group have been filed and all Taxes have been paid (whether or not shown on such Tax Returns), except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect on the Company or APS-Cal. All such Tax Returns were correct and complete in all material respects. All Taxes owed by a Seller Entity, the Company or APS-Cal (whether or not shown on any Tax Return) have been paid, except where the failure to pay such Tax would not have a Material Adverse Effect on such Seller Entity, the Company or APS-Cal, as applicable. Except as described above in this subparagraph (i), neither the Parent, the Seller, the Company nor APS-Cal is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where the Company or APS-Cal does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction and neither the Company nor APS-Cal has been informed in writing that it is subject to Tax in any jurisdiction where it has not filed a Tax Return. To the Knowledge of the Seller Entities, neither the Company nor APS-Cal is subject to Tax in any jurisdiction where it has not filed a Tax Return. There are no Security Interests on any of the assets of the Company or APS-Cal that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) Each of the Company and APS-Cal has filed all state and local Income Tax Returns that it was required to file prior to the date hereof, and has paid or has reserved adequate funds for the payment of all Income Taxes shown thereon as owing.

                           (iii) Neither the Company nor APS-Cal has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

                           (iv) Each of the Company and APS-Cal has withheld and paid all Taxes required to have been withheld and paid by the Company or APS-Cal, as applicable, except payroll taxes which are not due as of the Closing Date and which have been appropriately reflected as liabilities on the Most Recent Financial Statements.

                           (v) There is no dispute or claim concerning any material liability in respect of any Tax of a Seller Entity, the Company or APS-Cal either (A) claimed or raised by any authority in writing or (B) as to which the Seller Entities have Knowledge.

                           (vi) Neither the Parent, the Seller, the Company nor APS-Cal has filed a consent under Code ss. 341(f) concerning collapsible corporations or any corresponding provision of state, local or foreign Income Tax law. Neither the Parent, the Seller, the Company nor APS-Cal has been a United States real property holding corporation within the meaning of Code ss. 897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii) and the Buyer is not required to withhold tax on the purchase of the stock of the Company by reason of
         Section 1445 of the Code. Each of the Seller Entities, APS-Cal and the Company has disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss. 6662. Neither the Parent, the Seller, the Company nor APS-Cal is a party to any Tax allocation or sharing agreement which will not be terminated on or before the Closing Date. Neither the Company nor APS-Cal is a party to any safe harbor lease within the meaning of
         Section 168(f)(8) of the Code. Except as set forth in Section 4(j)(vi) of the Disclosure Schedule, neither the Company nor APS-Cal has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Parent Consolidated Group pursuant to Sections 162(m) or 280G of the Code. Neither the Company nor APS-Cal has been the "distributing corporation" within the meaning of Section 355(c)(2) of the Code with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement. Neither the Company nor APS-Cal has participated in an international boycott as defined in Section 999 of the Code. Neither the Company nor APS-Cal has agreed, nor is either such entity required to make, any adjustment under Section 263A or 481(a) of the Code by reason of a change in accounting method or otherwise. Neither the Company nor APS-Cal has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

                           (vii) The unpaid Taxes of the Company and APS-Cal did not, as of the Most Recent Fiscal Quarter End, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto).

                           (viii) Neither the Company nor APS-Cal has any liability for Taxes of any Person other than the Company or APS-Cal under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law)

                           (ix) To the Knowledge of the Seller Entities, the basis of the assets of the Company for federal Tax purposes as of September 30, 2003 is as set forth in Section 4(j)(ix) of the Disclosure Schedules, and the basis of the Company Shares for federal Tax purposes as of September 30, 2003 is as set forth in Section 4(j)(ix) of the Disclosure Schedules.

                           (x) To the Knowledge of the Seller Entities, the Seller Entities are eligible to make a joint 338(h)(10) Election with the Buyer with respect to the Company.

                  (K)      REAL PROPERTY.

(i) Neither the Company nor APS-Cal currently owns or has ever owned any real property (the "Real Property").

(ii) Section 4(k) (ii) of the Disclosure Schedule lists and describes briefly all parcels of Real Property leased or subleased to the Company or APS-Cal by any other Person. The Seller Entities have made available to the Buyer correct and complete copies of the leases and subleases listed in Section 4(k)(ii) of the Disclosure Schedule and:

                                    (A) each such lease or sublease is legal,
                  valid, binding, in good standing, enforceable, and in full force and effect with respect to the Company or APS-Cal, as the case may be, and to the Knowledge of the Seller Entities, each such lease or sublease is legal, valid, binding, in good standing, enforceable, and in full force and effect with regard to each other party thereto, except in each case where the illegality, invalidity, non-binding nature, unenforceability, or ineffectiveness would not reasonably be deemed to have a Material Adverse Effect on the Company or APS-Cal, as the case may be;

                                    (B) the consummation of the transactions
                  contemplated hereby is not an event of default under any such lease or sublease;

                                    (C) neither the Company nor APS-Cal is in
                  breach or default of any such lease or sublease and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company or APS-Cal or permit termination, modification, or acceleration thereunder;

                                    (D) To the Knowledge of the Seller Entities,
                  no counterparty to any lease or sublease is in breach or default of any such lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the counterparty or permit termination, modification, or acceleration thereunder;

                                    (E) the Company has received no actual
                  notice that any party to any such lease or sublease has repudiated any provision thereof;

                                    (F) there are no oral agreements or
                  forbearance programs in effect as to any such lease or sublease and neither the Company nor APS-Cal has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

                  (L)      INTELLECTUAL PROPERTY.

                           (i) The Company and APS-Cal either own, hold valid licenses for, or otherwise possess the valid and enforceable right to use all Intellectual Property that is used or reasonably necessary for the conduct of the business of the Company or APS-Cal as currently conducted.

                           (ii) To the Knowledge of the Seller Entities, neither the Company nor APS-Cal has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect. To the Knowledge of the Seller Entities, neither Seller Entity has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or APS-Cal must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller Entities, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Company or APS-Cal in any material respect.

                           (iii) Section 4(l)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company or APS-Cal with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company or APS-Cal has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission (as amended to date) to which the Company or APS-Cal is the licensee or by which the Company or APS-Cal has granted to any third party a license with respect to any of its Intellectual Property (together with any exceptions). Section 4(l)
         (iii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark owned and/or used by the Company or APS-Cal in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(l)
         (iii) of the Disclosure Schedule:

                                    (A) the Company and APS-Cal possess all
                  right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                    (B) the item is not subject to any
                  outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller Entities, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (D) neither the Company nor APS-Cal has ever
                  agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item other than in the Ordinary Course of Business.

                           (iv) Section 4(l) (iv) of the Disclosure Schedule lists and briefly describes all licenses, sublicenses, agreements, and permissions (as amended to date), with respect to each material item of Intellectual Property that any third party owns and that the Company or APS-Cal presently use pursuant to license, sublicense, agreement, or permission except for "Shrink-wraps" and similar widely available binary code and commercial end-user licenses, including public or open technology. With respect to each item of Intellectual Property required to be identified in Section 4(l) (iv) of the Disclosure Schedule:

                                    (A) the license, sublicense, agreement, or
                  permission covering the item is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, non-binding nature, unenforceability, or ineffectiveness would not reasonably be deemed to have a Material Adverse Effect on the Company;

                                    (B) neither the Company nor APS-Cal is, and
                  to the Knowledge of the Seller Entities, no other party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                    (C) neither APS-Cal nor the Company has, and
                  to the Knowledge of the Seller Entities, no other party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

                                    (D) neither the Company nor APS-Cal has
                  granted any sublicense or similar right with respect to such license, sublicense, agreement, or permission other than in the Ordinary Course of Business.

                           (v) All Intellectual Property created at the Company, APS-Cal or any predecessor in interest, or by any employee or consultant working for the Company or APS-Cal, has been assigned to the Company and such assignor is contractually obligated to assist the Company in registering any such Intellectual Property rights.

                  (M) CONTRACTS. With respect to each of the contracts listed in
Section 4(m) of the Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects as to the Company and APS-Cal, as the case may be; (B) none of the Company, APS-Cal or to the Knowledge of the Seller Entities, any other party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) neither APS-Cal nor the Company has, and to the Knowledge of the Seller Entities, no other party has repudiated any material provision of the agreement and (D) correct and complete copies of the agreement have been provided or made available to the Buyer.
Section 4(m) of the Disclosure Schedule lists all of the contracts to which the Company or APS-Cal is a party of the type described below:

                           (i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                           (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of $50,000;

                           (iii) any agreement concerning a partnership or joint venture;

                           (iv) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                           (v) any agreement concerning confidentiality not entered into in the Ordinary Course of Business or any agreement which involves any prohibition on the Company conducting business in a geographical area or performing any service or restricts the Company's ability to operate in the Ordinary Course of Business or grants to any party thereto other than the Company or APS-Cal the exclusive right to perform any service;

                           (vi) any agreement with a Seller Entity or another Affiliate of the Company;

                           (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                           (viii) any collective bargaining agreement or agreement with a labor union or other association representing or purporting to represent a group of employees;

                           (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance benefits;

                           (x) any agreement with any officer or director of the Company or APS-Cal, including without limitation, any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

                           (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 in the aggregate;
                           (xiii)Any agreement requiring capital expenditures or the disposal or acquisition of assets in excess of $50,000;

                           (xiv) any agreement pursuant to which the Company or APS-Cal grants the right to act as its agent to a Person that is among the Company's largest forty (40) agents having (5) five or more locations (calculated by the volume of transactions conducted in the twelve (12) months ended September 30, 2003);

                           (xv) Any agreement regarding payments to any governmental entities, other than filing, registration, or similar fees made in the Ordinary Course of Business; or

                           (xvi) Any agreement not entered into in the Ordinary Course of Business or which is material to the conduct of the business of the Company or APS-Cal or to the financial condition or results of operation of the Company or APS-Cal and not otherwise listed in subparagraphs (i) through (xv) above.

                  (N) GUARANTIES. Neither the Company nor APS-Cal is a guarantor and is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

                  (O) TANGIBLE ASSETS. The Company and APS-Cal own or lease all buildings, machinery, equipment, and other tangible assets reasonably necessary for the conduct of its business as presently conducted.

                  (P) LITIGATION. Section 4(p) of the Disclosure Schedule sets forth each instance in which the Company or APS-Cal (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction. To the Knowledge of the Seller Entities, there is no action, suit, proceeding, hearing, or investigation (other than an investigation conducted in the Ordinary Course of Business by any federal or state licensing or similar authorities) threatened against the Company or APS-Cal. Section 4(p) of the Disclosure Schedule sets forth all injunctions, judgments, orders, decrees, rulings or charges against the Company or APS-Cal within the last two (2) years. Section 4(p) also sets forth all worker's compensation and OSHA complaints made against the Company or APS-Cal within the last two (2) years.

                  (Q) EMPLOYEES.

                           (i) Except as provided in Section 4(q)(i) of the Disclosure Schedule, there is no charge, action, or proceeding pending against the Company or APS-Cal, and there is no written complaint, or to the Knowledge of the Seller Entities oral complaint, pending against the Company or APS-Cal, relating to the alleged material violation of any applicable state or federal labor or employment law or regulation, including any charge or complaint filed by any employee or labor organization with the National Labor Relations Board, the Equal Employment Opportunities Commission, or any other administrative governmental agency, nor is there pending against the Company any material grievance by any employee or labor organization under any collective bargaining agreement or other agreement with an association representing a group of employees with respect to employees of the Company or APS-Cal.

                           (ii) There is no pending strike, slow-down, picketing, or work stoppage by employees of the Company or APS-Cal, nor is there any pending lockout by the Company or APS-Cal of any its employees and no such lockout is contemplated by the Company or APS-Cal.

                           (iii) There is no pending organizing activity or petition for certification by or on behalf of any labor organization with respect to employees of the Company or APS-Cal, and there is no agreement with any labor organization or any other association representing or purporting to represent any group of employees with respect to employees of the Company or APS-Cal.

                           (iv) All employees currently employed by the Company are listed in Section 4(q) (iv) of the Disclosure Schedule, which includes the salary level of each such employee.

                  (R)      EMPLOYEE BENEFITS.

                           (i) Attached hereto in Section 4(r) of the Disclosure
         Schedule is a true and complete list of each "employee benefit plan," (as defined in Section 3(3) of ERISA) as well as every other bonus, incentive, profit sharing, deferred compensation, pension, retirement, excess benefit, supplemental retirement, change-in-control, employment contract, stock purchase, stock ownership, stock option, stock appreciation, supplemental unemployment, medical, dental, vision, disability, life insurance, death benefit, disability, cafeteria, vacation, sick-day, severance and other material employee benefit or fringe benefit plan, program or arrangement, whether or not covered by ERISA, that provides benefits or compensation in respect of any employee or former employee of the Company or the beneficiaries or the dependents of any such employee or former employee (hereinafter individually, an "Employee" and collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Company, or to which the Company contributes or is or has been obligated or required to contribute (collectively, the "Employee Benefit Plans").

                           (ii) In addition, for purposes of this Agreement, the following terms shall have the following meanings:

                  "ERISA Affiliate" means any other person, trade or business, or entity that is or was treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or
                  Section 4001(a)(14) or (b)(1) of ERISA.

                  "Affiliate Plan" shall mean each "employee benefit plan," (as defined in Section 3(3) of ERISA) as well as every other bonus, incentive, profit sharing, deferred compensation, pension, retirement, excess benefit, supplemental retirement, change-in-control, employment contract, stock purchase, stock ownership, stock option, stock appreciation, supplemental unemployment, medical, dental, vision, disability, life insurance, death benefit, disability, cafeteria, vacation, sick-day, severance and other material employee benefit or fringe benefit plan, program or arrangement, whether or not covered by ERISA, that is or has been at any time within the last six (6) years sponsored, administered, maintained or established by any ERISA Affiliate, or to which any ERISA Affiliate contributes or is or has been within the last six
                  (6) years obligated or required to contribute and that provides benefits or compensation in respect of any Employee or any employee or former employee of any ERISA Affiliate or the beneficiaries or the dependents thereof or under which any of the foregoing is or may become eligible to participate or derive a benefit.

                           (iii) A copy of each Employee Benefit Plan listed in
         Section 4(r) of the Disclosure Schedule, the summary plan descriptions and in the case of an unwritten Employee Benefit Plan, a written description thereof, determination letters received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan has been furnished or made available to the Buyer.

                           (iv) Each Employee Benefit Plan that is intended to be a tax-qualified deferred compensation plan under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of said Code section, and that its related trust is exempt from taxation under
         Section 501(a) of the Code.

                           (v) Each of the Employee Benefit Plans listed in
         Section 4(r) of the Disclosure Schedule (A) complies in all material respects with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and (B) has at all times been maintained and operated in compliance with its terms and the requirements of all applicable laws, including without limitation ERISA and the Code, except to the extent as would reasonably be expected not to have a Material Adverse Effect on the Company. The Company has no commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan listed in Section 4(r) of the Disclosure Schedule, and no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan listed in
         Section 4(r) of the Disclosure Schedule. Except as set forth in Section 4(r)(v) of the Disclosure Schedule, and except as may arise in connection with the consummation of the transactions contemplated by this Agreement, there is no pending or threatened litigation, arbitration, or disputed claim with respect to any Transferred Employee involving any Employee Benefit Plan or Affiliate Plan or any fiduciary or administrator thereof in their capacities as such.

                           (vi) Full payment has been made of all amounts which the Company and any ERISA Affiliate are required to have paid as contributions to or benefits under any Employee Benefit Plan and any Affiliate Plan as of the end of the most recent plan year thereof, except to the extent as would reasonably be expected not to have a Material Adverse Effect on the Company.

                           (vii) The Company and all ERISA Affiliates have complied with all reporting and disclosure obligations to all governmental entities and all participants and beneficiaries with respect to each Employee Benefit Plan required by the terms of such Employee Benefit Plan, any statutes, orders, rules or regulations, including but not limited to ERISA, the Code and the Sarbanes-Oxley Act of 2002, to the extent that the failure to do so would have a Material Adverse Effect on the Company.

                           (viii) Except as required by Section 4908B of the Code and Title I, Part 6 of ERISA, the Company has no liability for any obligation to provide post-retirement health or medical benefits for retired or former Employees of the Company.

                           (ix) With respect to the Employee Benefit Plans which are "group health plans" under Section 4980B of the Code or Section 607(1) of ERISA, the Company has timely complied in all material respects with all requirements imposed under Section 4980B of the Code and Part 6 of Title I of ERISA. Neither the Company nor any ERISA Affiliate has any liability, loss, assessment, tax penalty, or other sanction with respect to any failure to comply with such requirements.

                           (x) Other than as disclosed in Section 4(r)(x) of the Disclosure Schedule, the Company has no liability related to any obligations under any stock option plans of the Company, the Seller Entities or any ERISA Affiliate.

                  (S)      ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

                           (i) Except as disclosed in Section 4(s) of the Disclosure Schedule, the Company has complied in all material respects with all Environmental, Health, and Safety Requirements.

                           (ii) To the Knowledge of the Seller Entities, none of the following exists at any property or facility owned, leased or operated by the Company or APS-Cal: (1) underground storage tanks, (2) friable asbestos or friable-asbestos-containing material, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                           (iii) To the Knowledge of the Seller Entities, neither the Company nor APS-Cal has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance the treatment, storage, disposal, arrangement for or permission of disposal, transport, handling or release of which is governed or otherwise regulated by any Environmental, Safety or Health Requirement, including without limitation any Hazardous Substance.

                           (iv) To the Knowledge of the Seller Entities, neither the Company nor APS-Cal owns, leases or operates, nor have they owned, leased or operated any property or facility contaminated by any substance referred to in Section 4(s) (iii) above, such as to give rise to Adverse Consequences, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or any other Environmental, Health, and Safety Requirements.

                           (v) No employee or other Person has ever made a written, or to the Knowledge of the Seller Entities, oral claim or demand against the Company or APS-Cal based on alleged damage to health caused by any Hazardous Substance, and to the Knowledge of the Seller Entities, no such claim is threatened.

                           (vi) The Seller Entities have provided or made available to the Buyer all environmental reports, notes, documents or findings in their possession that relate to any property or facility owned, leased or operated by the Company or APS-Cal.

                  (T) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on their books and records, arose from bona fide transactions in the Ordinary Course of Business in accordance with past practices and are subject to reserves which are reasonable in light of the Company's historical collection experience. To the Knowledge of the Seller Entities, the methodology used in the calculation of such reserves is reasonable in light of the nature of the Company's outstanding accounts receivable.

                  (U)      POWERS OF ATTORNEY.  There are no outstanding powers
                           ------------------
                           of attorney executed on behalf of the Company or

APS-Cal.

                  (V) INSURANCE. Section 4(v) of the Disclosure Schedule lists each insurance policy of the Company and APS-Cal (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) and the following information with respect to each insurance policy to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

                           (i) the name, address, and telephone number of the
agent;

                           (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                           (iii) the policy number and the period of coverage;

                           (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Copies of each insurance policy listed on Section 4(v) of the Disclosure Schedule have been made available to the Buyer. The Company has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(v) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

                  (W) DISCLOSURE. The representations and warranties contained in this Section 4 do not intentionally contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

                  (X) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Agreement, neither the Seller Entities nor any of their respective Affiliates make any representation or warranty, express or implied, at law or in equity, with respect to any of its or their respective assets, liabilities or operations, including, without limitation, representations and warranties of merchantability or fitness for any particular purpose, title, or non-infringement, and any such other representations or warranties are hereby expressly disclaimed.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (A) GENERAL. Each of the Parties will use its commercially reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

                   (B) REGULATORY MATTERS. The Seller Entities and the Buyer shall cooperate and use all commercially reasonable efforts to promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings and obtain all necessary permits, consents, approvals and authorizations of all governmental authorities necessary or advisable to obtain all required statutory approvals, including, without limitation, those described in Section 3(b)(ii) of the Disclosure Schedule and pursuant to the HSR Act. In furtherance of the foregoing, the Seller Entities and the Buyer shall cooperate and use all commercially reasonable efforts to prepare and file any such applications, notices, petitions, filings and other documents no later than ten (10) business days from the date hereof or as soon thereafter as practicable and shall thereafter cooperate to diligently prosecute all such applications, notices, petitions, filings and other documents. Each Party shall, consistent with applicable law, before making any applications, notices, petitions or filings, provide a copy thereof to the other Parties for their review and shall consider incorporating the comments of any other Party in good faith. Without limiting the generality of the foregoing, the Buyer shall not take any action, directly or indirectly, that could reasonably be expected to cause any governmental authority to withhold or deny any permit, consent, approval or authorization set forth in Section 3(b)(ii) of the Disclosure Schedule. The Seller Entities and the Buyer shall (i) respond as promptly as practicable to any inquiries received from a governmental authority for additional information or documentation, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with a governmental authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties hereto. The Buyer shall defend through litigation on the merits (including appeals) any claim asserted in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. Each Party shall (i) promptly notify the other Party of any written communication to that Party from any governmental authority and, subject to applicable law, permit the other Party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, unless it consults with the other Party in advance and, to the extent permitted by such governmental authority, gives the other Party the opportunity to attend and participate thereat; and (iii) furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement.

                  (C) OPERATION OF BUSINESS. The Seller Entities will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business in accordance with past practices; PROVIDED, HOWEVER, that the Seller may cause the Company to dividend or otherwise distribute all or some of the cash of the Company prior to the Closing and/or cancel or pay all or some of any inter-company indebtedness; and PROVIDED, FURTHER, that the Seller may cause the Company to establish a credit facility with a nationally recognized financial institution pursuant to documentation reasonably acceptable to the Buyer and borrow funds thereunder for working capital purposes or to repay all or some of any inter-company indebtedness. Without limiting the generality of the foregoing, except as contemplated by the foregoing sentence or as otherwise contemplated by this Agreement, the Seller Entities will cause the Company and APS-Cal not to:

                           (i) become legally obligated to sell, assign or otherwise transfer any of their material assets or properties, other than in the Ordinary Course of Business and other than in connection with the transfer of the Divested Items;

                           (ii) make any acquisition of all of the capital stock (whether by merger or otherwise) or all or substantially all of the assets of any Person;

                           (iii) subject any material asset to a Security Interest;

                           (iv) amend or authorize any amendment to its certificate of incorporation or bylaws;

                           (v) borrow or refinance any amount from a non-affiliated Person or incur any liability (contingent or otherwise) in excess of $50,000, other than trade payables incurred in the Ordinary Course of Business in accordance with past practices;

                           (vi) declare or make any payment or distribution to shareholders other than as contemplated by Section 2 (b)(iv) or in connection with the distribution of proceeds from the transfer of the Divested Items;

                           (vii) issue, sell, pledge, dispose of, or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of the capital stock of the Company or APS-Cal;

                           (viii) make any change to its accounting policies, principles or practices other than as required by law or changes in GAAP;

                           (ix) make any loans to any Persons;

                           (x) enter into, adopt, amend or terminate any bonus, profit sharing, compensation or stock option/ownership plan, severance or other Employee Benefit Plan or other arrangement for the benefit of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director or officer other than
         (A) amendments to the employment agreements listed in Section 4(m)(ix) of the Disclosure Schedule solely to extend the term thereof to a date not more than three (3) months after the Closing Date and (B) amendments contemplated in Section 5(k); or

                           (xi) waive any right in any contract listed in
         Section 4(m) of the Disclosure Schedule, the waiver of which would reasonably be expected to materially detract from the value of such contract to the Company or APS-Cal, as the case may be; or

                           (xii) become obligated to take any of the actions specified in subparagraphs (i) through (xi) above.

                  (D) PRESERVATION OF BUSINESS. The Seller Entities will cause the Company to use its commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  (E) FULL ACCESS. The Seller Entities will permit, and the Seller Entities will cause the Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company. The Buyer and its representatives will treat and hold as such any Company Confidential Information it receives from the Seller Entities and the Company in the course of the reviews contemplated by this Section 5(e), will not use or disclose any of the Company Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, promptly will return to the Seller Entities and the Company all tangible embodiments (and all copies, notes or summaries) of the Company Confidential Information which are in its possession; PROVIDED, HOWEVER, that in granting such access the Seller Entities and the Company shall not be required to take any action that would constitute a waiver of any legal privilege, including the attorney-client privilege.

                  (F) NOTICE OF DEVELOPMENTS. The Seller Entities will give prompt written notice to the Buyer upon becoming aware of any material adverse development causing a breach of any of the representations and warranties in
Section 4 above. Each Party will give prompt written notice to the others upon becoming aware of any material adverse development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (G) EXCLUSIVITY. Until this Agreement has been terminated in accordance with its terms, neither the Parent, the Seller nor any of their Affiliates will (and the Seller Entities will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Until this Agreement has been terminated in accordance with its terms, the Seller will not vote its Company Shares in favor of any such acquisition.

                  (H) TERMINATION OF AGREEMENTS. Except as set forth in Section 5(h) of the Disclosure Schedule, the Seller and the Parent shall, prior to the Closing, terminate or cause to be terminated all Contracts between the Company, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand, and the Company shall retain no obligations under such Contract.

                  (I) FINANCIALS.

                           (i) The Seller Entities shall cause the Company to audit its financial statements for fiscal year 2003 in the Ordinary Course of Business and deliver such audited financial statements to the Buyer.

                           (ii) At such time, the Seller Entities shall also deliver to the Buyer an unaudited balance sheet of the Company as of the close of business on December 31, 2003 (the "December Balance Sheet") in substantially the form of the September Balance Sheet attached hereto as Section 2(b)(ii) of the Disclosure Schedule. The Seller Entities shall prepare the December Balance Sheet in the same manner used to prepare the September Balance Sheet. The Parties hereby acknowledge and agree that the September Balance Sheet sets forth the total fixed assets of the Company, adjusted to exclude the Divested Items (in column F and the row labeled "Total Fixed Assets, Net") as $9,086,445.81 as of September 30, 2003. If the total fixed assets of the Company, adjusted to exclude the Divested Items, as set forth on the December Balance Sheet (the "December Fixed Asset Amount") is less than $9,086,445.81, then the Seller Entities shall deliver to the Buyer cash in an amount equal to the amount of any such shortfall immediately after the Closing.

                           (iii) The Buyer shall have the right to dispute the calculation of the December Fixed Asset Amount, by delivering a written notice of objection to the Seller within twenty (20) days of delivery of the December Balance Sheet. The Buyer and Seller shall thereupon attempt in good faith to resolve their dispute. If the Buyer and the Seller do not agree upon the December Fixed Asset Amount within twenty
         (20) days of the delivery of the Buyer's notice of objection, then the Independent Accountant shall determine the December Fixed Asset Amount. If the Independent Accountant is requested to determine the December Fixed Asset Amount, then (A) the Buyer and the Seller shall each submit to the Independent Accountant in writing, not later than ten (10) days after the Independent Accountant is retained for such purpose, their respective positions with respect to the December Fixed Asset Amount, together with such supporting documentation as they deem necessary or as the Independent Accountant reasonably requests, and (B) the Independent Accountant shall, within ten (10) days after receiving the positions of both the Buyer and the Seller and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the December Fixed Asset Amount, which decision shall be final and binding on, and non-appealable by, the Parties. The fees and expenses of the Independent Accountant related to the resolution of the December Fixed Asset Amount shall be paid by the Party whose estimate of the December Fixed Asset Amount is farthest from the Independent Accountant's final calculation of thereof.

                  (J) TRANSFER OF DIVESTED ITEMS. Prior to the Closing, the Seller Entities will cause the Company to transfer all of the Divested Items to the Seller.

                  (K) AMENDMENT OR CANCELLATION OF CERTAIN AGREEMENTS. The Company and the Seller Entities shall use their best efforts to have caused, at or before Closing, each of Donna Estelle, Paul Rocheleau and Corey Stone to cancel his or her existing employment/severance agreement, to relinquish any rights he or she might have under the UIL Holdings Corporation Change in Control Severance Plan, and to enter into a new employment/severance agreement, in form and substance reasonably satisfactory to the Buyer; PROVIDED, HOWEVER, that if the Company and the Seller Entities are unable, despite their best efforts, to cause any such individual to cancel his or her existing employment/severance agreement, to relinquish any rights he or she might have under the UIL Holdings Corporation Change in Control Severance Plan, and to enter into a new employment/severance agreement, in form and substance reasonably satisfactory to the Buyer, the Seller Entities shall satisfy any termination liabilities associated therewith prior to the Closing.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                  (A) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Company and the Seller Entities acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, other than items described in Section 6(a) of the Disclosure Schedule. The Buyer agrees to provide the Seller with reasonable access to all documents, books and records of the Company for purposes of the preparation of any Tax Returns by the Seller Entities after the Closing and for any other reasonable purpose.

                  (B) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction which arises within two (2) years after the Closing Date and involving the Company, each of the other Parties will cooperate with such Party, its Affiliates and their counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (C) TRANSITION. The Seller Entities will refer all customer inquiries relating to the Company to the Buyer from and after the Closing.

                  (D) EMPLOYEES. Effective as of the Closing, the Buyer shall cause the Company to continue the employment of all active Employees and of all Employees who are on vacation, disability, family leave, layoff or other approved leave from active employment with the Company as of the Closing Date, and who in any case where they are not actively employed on the Closing Date actually return to active service with the Company within twelve (12) months (such Employees being referred to as "Transferred Employees"). Upon and after the Closing Date, the Buyer shall (i) cause the Company to continue the Transferred Employees' employment at a wage or salary level (including short-term incentive compensation) that is substantially equivalent to the level provided to the Transferred Employees immediately prior to the Closing and (ii) cause the Company to continue to honor only those employment agreements and employment letters specifically listed in Section 4(m)(ix) of the Disclosure Schedule (as such agreements and letters may be amended, restated or supplemented in accordance with the terms of this Agreement). If any Transferred Employee's employment is terminated within twelve (12) months after the Closing, the Buyer shall pay severance as described in Section 6(d) of the Disclosure Schedule (or pursuant to such Transferred Employee's employment agreement, if applicable).

                  (E) EMPLOYEE BENEFIT PLANS.

                           (i) Effective as of the Closing Date, the Buyer shall either cause the Company to provide, or itself shall provide, to the Transferred Employees, benefit programs that are comparable and equivalent in all material respects to the benefits provided to the other employees of the Buyer, either through inclusion of the Transferred Employees in the Buyer's benefit programs, or through a combination of the foregoing and of continuation of certain existing Employee Benefit Plans.

                           (ii) As of the Closing Date, the Buyer shall cause the Company to maintain a defined contribution plan for the benefit of Transferred Employees (which plan may be an existing plan or plans of the Buyer) (a "Successor 401(k) Plan") and shall take all necessary actions, if any, to qualify such plan under the applicable provisions of the Code and shall make any and all appropriate filings and submissions to the appropriate governmental agencies. As of the Closing Date or as soon thereafter as administratively feasible, the Seller Entities shall cause the Transferred Employees who are participants in the Seller 401(k) Plan to become fully vested in their accounts under such plan, to the extent they are not already fully vested, and shall permit the Transferred Employees who are participants in the Seller 401(k) Plan to elect to receive a distribution of their vested accounts. The Buyer shall cause the Successor 401(k) Plan to take all necessary actions to permit the Transferred Employees to elect to directly roll over their accounts under the Seller 401(k) Plan into the Successor 401(k) Plan, including any participant loans outstanding (other than those loans that are in default); PROVIDED, HOWEVER, that the Successor 401(k) Plan shall not accept rollovers of any shares of capital stock of the Parent or any non-cash amounts other than notes related to participant loans. The Buyer and the Seller Entities shall cooperate fully in facilitating such rollovers.

                           (iii) The Buyer shall, or shall cause the Company to,
         (1) waive any limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plan in which such employees may be eligible to participate after the Closing to the extent that such limitations did not apply or had been satisfied by Transferred Employees and their covered dependents, (2) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing for the year in which the Closing occurs in satisfying any applicable deductible or out-of- pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Closing, and (3) recognize all service of the Transferred Employees rendered as employees of the Company prior to the Closing, and during the period that the Company and any Subsidiary of the Company were subsidiaries of the Parent, for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any employee benefit plan in which such employees may be eligible to participate after the Closing.

                           (iv) Effective as of the Closing Date, the Transferred Employees shall cease to participate actively in any of the employee benefit plans of the Parent, and the Company shall cease to be a contributing employer under any such Employee Benefit Plan; PROVIDED, HOWEVER, that the Company shall make any employer contribution required to be made with respect to its own Employee Benefit Plans and its participation in the Employee Benefit Plans of the Parent up through the Closing Date, provided that such contributions are made in the Ordinary Course of Business. Neither The United Illuminating Company nor the Seller Entities shall transfer any assets or liabilities with respect to any Transferred Employee who has an accrued benefit under The United Illuminating Company Pension Plan.

                           (v) After the Closing, the Seller Entities shall be responsible for providing contribution coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of the Company who terminated employment on or before such date or in connection with the transactions contemplated by this Agreement.

                           (vi) After the Closing, the Seller Entities shall take such actions as are necessary to ensure that neither the Company, the Buyer nor any Affiliate of the Buyer has any liability whatsoever related to any Affiliate Plan, including but not limited to any "defined benefit plan", as defined in Section 3(35), any Multiemployer Plan, any other plan subject to Title IV of ERISA, and any post-retirement health or medical plan.

                           (vii) As soon as practicable after the determination of the Purchase Price pursuant to Section 2(b)(ii) above, the Company shall satisfy the obligations under the American Payment Systems, Inc. 2001 Phantom Stock Plan by paying all participants in the Plan such amounts that are due and payable under such plan as a result of the transactions contemplated by this Agreement and the related cancellation of such plan. The Buyer will cause the Company to issue an invoice to the Seller Entities for such amounts, including all applicable payroll and withholding Taxes, and the Seller Entities shall reimburse the Company for such expense within ten (10) days of receipt thereof.

                   (F) CONFIDENTIALITY. The Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any such Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or the Seller, as the case may be, or destroy (and certify the destruction in writing), at the request and option of the Buyer or the Seller, as applicable, all tangible embodiments (and all notes, summaries and copies) of such Confidential Information which are in its possession. In the event that any Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of another Party, that Party will notify the applicable Party promptly of the request or requirement so that the applicable Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 6(f). If, in the absence of a protective order or the receipt of a waiver hereunder, any Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, that Party may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing Party shall use his or its reasonable best efforts to obtain, at the reasonable request of the applicable Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the applicable Party shall designate.

                  (G) COVENANT NOT TO COMPETE. For a period of five (5) years from and after the Closing Date, the Seller Entities will not engage directly or indirectly in any business that the Company conducts as of the Closing Date in North America. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(g) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (H) INSURANCE. The Buyer shall maintain liability insurance in respect of all products sold and services rendered by the Company in such amounts and in such forms as deemed reasonable by the Buyer.

                  (I) ACCESS TO INFORMATION. For a period of four (4) years after the Closing Date, upon reasonable notice, the Buyer, the Company and the Seller Entities agree to furnish or cause to be furnished to each other and their representatives access, during normal business hours, to such information (including records pertinent to the Company) and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the valuation of any claim for indemnification under Section 8 hereof, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of the Party or Parties furnishing cooperation; PROVIDED FURTHER, HOWEVER, that the Party requesting cooperation shall pay the reasonable out-of-pocket costs incurred by the Party or Parties furnishing cooperation.

                  (J) NONASSIGNABLE CONTRACTS AND PERMITS. To the extent that any contract or permit (including any consent, approval or authorization of any governmental authority) for which assignment to the Buyer is provided for in this Agreement is not assignable without the consent of another Person, including an applicable governmental authority, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Seller Entities and Buyer shall continue to use their commercially reasonable best efforts to obtain the consent of such other Person to the assignment of any such contract or permit to the Buyer in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, the Seller Entities and the Buyer shall cooperate with each other in any reasonable arrangement designed to provide the Buyer with the benefits under any such contract or permit to the extent lawful and the Buyer shall be obligated to perform the obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding.

                  (K) GUARANTEE. The Parties acknowledge that (i) the Company is party to that certain Walk-In Payment Agency Agreement between the Company and BellSouth Affiliate Services Corporation ("BellSouth") dated as of August 9, 2002 and (ii) the Seller has guaranteed certain of the Company's obligations under such agreement pursuant to that certain Guarantee dated as of August 9, 2002 (the "Guarantee"). The Parties hereby agree to use commercially reasonable efforts to cause BellSouth to agree to terminate the Guarantee prior to the Closing.

         7.       CONDITIONS TO OBLIGATION TO CLOSE.

                  (A) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
         Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Seller Entities shall have performed and complied in all material respects with all of the covenants of the Seller Entities hereunder that are required to be performed or complied with prior to the Closing;

                           (iii) no action, suit, or proceeding (other than any action, suit or proceeding to which Sections 5(b) or 7(a)(v) refer or relate) shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
         (C) materially and adversely affect the right of the Buyer to own the Company Shares and to control the Company, or (D) materially and adversely affect the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a) (i) - (iii) is satisfied in all respects;

                           (v) the Parties and the Company shall have received all of the authorizations, consents, and approvals of governments and governmental agencies pursuant to the HSR Act and as set forth in
         Section 7(a)(v) of the Disclosure Schedule (collectively, the "Requisite Consents"); PROVIDED, HOWEVER, that the foregoing condition to the obligation of the Buyer shall not apply to any failure to obtain any such authorization, consent or approval that arises from the Buyer's breach of any representation, warranty or covenant hereunder or the Buyer's withdrawal of its application for any such authorization, consent or approval;

                           (vi) Any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form.

                           (vii) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                           (viii) all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

                           (ix) the Buyer shall have received the current updated corporate record book, including without limitation the Company bylaws, stock transfer ledger, minutes, resolutions, consents, and all other corporate documents; and

                           (x) the Seller Entities shall have caused the Company to transfer all of the Divested Items to the Seller.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  (B) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller Entities to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
         Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Buyer shall have performed and complied in all material respects with all of the covenants of the Buyer hereunder that are required to be performed or complied with prior to the Closing;

                           (iii) no action, suit, or proceeding (other than any action, suit or proceeding to which Sections 5(b) or 7(b)(v) refer or relate) shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b) (i) - (iii) is satisfied in all respects;

                           (v) the Parties and the Company shall have received all of the Requisite Consents; PROVIDED, HOWEVER, that the foregoing condition to the obligation of the Seller Entities shall not apply to any failure to obtain any such authorization, consent or approval that arises from the Seller Entities' breach of any representation, warranty or covenant hereunder or the Seller Entities' withdrawal of its application for any such authorization, consent or approval;

                           (vi) Any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form;

                           (vii) the Seller Entities shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to the Seller, and dated as of the Closing Date; and

                           (viii) all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller Entities.

The Seller Entities may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

         8.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (A) SURVIVAL. Unless otherwise specifically provided herein, all of the covenants, representations and warranties of the Seller Entities contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two (2) years thereafter, provided that the representations and warranties contained in Section 3(a)(i) (Organization of the Seller Entities), Section 3(a)(iii)(A) (Non-contravention), Section 3(a)(v) (Company Shares), Section 3(b)(i) (Organization of the Buyer), Section 3(b)(iii)(A) (Non-contravention), Section 4(a) (Organization of the Company),
Section 4(b) (Capitalization) and Section 4(c)(i) (Non-contravention) shall survive indefinitely, and the representations and warranties contained in
Section 4(j) (Tax Matters), shall continue in full force and effect until the expiration of the applicable statute of limitation with respect to such matters. The covenants, representations and warranties of the Buyer contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two (2) years thereafter. This Section 8 shall survive so long as any covenant, representation, warranty or indemnification obligation of any Party survives hereunder.

                  (B)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

                           (i) Subject to the limitations contained in this
         Section 8, after Closing, the Seller Entities hereby jointly and severally agree to indemnify the Buyer and its officers and directors, shareholders and Affiliates against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) other than punitive damages, lost profit, or consequential or incidental damages (a "Loss") suffered or incurred by any such indemnified party caused by, resulting from arising out of or relating to (A) any breach of any representation or warranty of the Seller Entities contained in this Agreement (B) any breach of any covenant of the Seller Entities contained in this Agreement which by its terms requires performance after the Closing Date, (C) any Taxes of the Company or APS-Cal attributable to taxable periods ending prior to or on the Closing Date, including liabilities of the Company under consolidated, combined or unitary income or franchise Tax Returns and liabilities related to the Tax Returns of the Seller Entities or members of the Parent Consolidated Group but excluding any Taxes for which there is an adequate accrual or reserve on the Closing Date Balance Sheet or any Taxes attributable to transactions not in the Ordinary Course of Business occurring after the Closing which are effectuated or initiated by the Buyer or the Company after the Closing,
         (D) the Divested Items and (E) the Wallingford Condition.

                           (ii) The Buyer acknowledges and agrees that neither the Seller Entities nor any of their Affiliates shall have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to actions taken by or omitted to be taken by the Buyer or the Company after the Closing Date or such Loss arises in the conduct of the business of the Company by the Buyer or the Company after the Closing Date, provided that such Loss is not a direct result of any action taken by the Seller Entities after the Closing.

                  (C) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER ENTITIES AND ITS AFFILIATES. Subject to the limitations contained in this
Section 8, after the Closing, the Buyer and the Company hereby jointly and severally agree to indemnify the Parent, the Seller and their respective officers, directors, shareholders and Affiliates against, and hold them harmless from, any Loss suffered or incurred by any such indemnified party caused by, resulting from, arising out of, or relating to (i) any breach of any representation or warranty of the Buyer contained in this Agreement which by the terms of this Section 8 survives the Closing, (ii) any breach of any covenant of the Buyer contained in this Agreement which by its terms requires performance after the Closing Date, (iii) any claim, proceeding or suit under any local, state, federal or foreign law, which relates to actions taken by the Buyer or the Company at any time after the Closing with regard to the employment of the Company's employees; (iv) the operation of the business of the Company and the ownership of the assets of the Company following the Closing Date, provided that such Loss is not a direct result of any action taken by the Seller Entities after the Closing; (v) any Tax attributable to (A) the Taxable periods that begin after the Closing Date, (B) the portion of any Tax attributable to the Overlap Period to the extent allocable to the period commencing after the Closing Date as set forth in Section 9(c) and (C) any Tax periods that end on or before the Closing Date if such Tax is attributable to transactions not in the Ordinary Course of Business occurring after the Closing Date which are effectuated or initiated after the Closing Date by the Buyer or the Company and
(vi) if the Parties are not able to cause BellSouth to agree to terminate the Guarantee, any Loss in respect of the Guarantee.

                  (D)      LIMITATIONS.

                           (i) No Party shall be liable under Section 8 for Losses hereunder, unless the aggregate of all Losses for which any Party would, but for this Section 8(d), be liable on a cumulative basis is an amount equal to or in excess of $1,500,000 (the "Basket Amount") and then only for amounts in excess of the Basket Amount; PROVIDED, HOWEVER, that the foregoing limitation shall not apply to claims for indemnification made by the Buyer pursuant to (A) Section 8(b)(i)(A) in respect of any breach of any representation or warranty made in Section 4(j) above, (B) Section 8(b)(i)(B) in respect of the obligations of the Seller Entities to reimburse the Company under Section 5(i)(ii) above and 6(e)(vii) above, (C) Section 8(b)(i)(C), (D) Section 8(b)(i)(D) and
         (E) Section 8(b)(i)(E) (the provisions described in the foregoing clauses (A) through (E), the "Buyer Excluded Provisions"); and PROVIDED, FURTHER, that the foregoing limitation shall not apply to claims for indemnification made by the Seller Entities pursuant to (x)
         Section 8(c)(ii) in respect of the obligation of the Buyer to pay the Purchase Price under Section 2(b) above, (y) Section 8(c)(v) and (z)
         Section 8(c)(vi) (the provisions described in the foregoing clauses (x) through (z), the "Seller Excluded Provisions").

                           (ii) Absent fraud or knowing and intentional material misrepresentations, the aggregate amount of Losses for which any Party shall be liable pursuant to Section 8(b) or Section 8(c) above shall not exceed an amount equal to thirty-five percent (35%) of the Purchase Price, as adjusted pursuant to Section 2(b) above; PROVIDED, HOWEVER, that the foregoing limitation shall not apply to claims for indemnification made (A) by the Buyer pursuant to the Buyer Excluded Provisions, and (B) by the Seller Entities pursuant to the Seller Excluded Provisions.

                           (iii) In determining the amount of any Loss to be indemnified pursuant to Section 8(b) or Section 8(c), any qualifications or exceptions relating to Material Adverse Effect and/or materiality shall be disregarded, it being understood that such qualification or exceptions are applicable only to the determination of whether a breach has occurred.

                  (E) OTHER LIMITATIONS. From and after the Closing, no claim for indemnity shall be made by either the Buyer or the Seller Entities if such claim is based on or related to an event or facts disclosed to such Party in this Agreement.

                  (F) LOSSES NET OF INSURANCE, ETC. The amount of any Loss for which indemnification is provided under this Section 8 shall be net of (i) in the case of Section 8(b), any accruals or reserves on the Closing Date Balance Sheet, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss, except to the extent that any such insurance is provided under fronting, captive or retrospectively rated policies that would ultimately result in such claims being borne by the Indemnified Party (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder) (each such source named in clauses (i), (ii) and (iii), a "Collateral Source"). If the amount to be netted hereunder from any payment required under Sections 8(b) or 8(c) is determined after payment by the indemnifying party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 8, the Indemnified Party shall repay to the indemnifying party, promptly after such determination, any amount that the indemnifying party would not have had to pay pursuant to this Section 8 had such determination been made at the time of such payment. The amount of any Loss for which indemnification is provided under this Section 8 shall include all costs incurred by the Indemnified Party in seeking recovery from Collateral Sources if the Indemnifying Party has demanded such action in accordance with this Section 8(f). In the event that an Indemnified Party makes a claim for indemnification under this Section 8, the Indemnifying Party shall have the option, in its sole discretion, to demand that the Indemnified Party seek recovery from any Collateral Source for such claim. Any Indemnifying Party may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source if the Indemnifying Party has first fully satisfied the claim by the Indemnified Party. In the event of such assignment, the Indemnifying Party will pursue such claim at its own expense.

                  (G) TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a Person hereto pursuant to Section 8(b) and Section 8(c), shall terminate when the applicable representation or warranty terminates pursuant to Section 8(a), PROVIDED, HOWEVER, that as to clauses (b) and (c) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Party providing the indemnification, PROVIDED, FURTHER, that any such claim shall be deemed to have been withdrawn and waived two (2) years after being made, unless
(A) court proceedings shall have commenced with respect to such claim within such two (2) year period, or (B) such claim shall have been waived or satisfied within such two (2) year period.

                  (H) PROCEDURES RELATING TO INDEMNIFICATION. A Party seeking indemnification pursuant to Section 8(b) and Section 8(c), (an "Indemnified Party") shall give prompt notice to the Party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request; PROVIDED, HOWEVER, that no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume and control the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld, delayed or conditioned and the Indemnifying Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned unless such settlement or judgment involved only the payment of money damages by the Indemnifying Party and does not involve an injunction or other equitable relief that may affect an Indemnified Party and includes an unconditional release of the Indemnified Party. The Indemnifying Party or the Indemnified Party, as the case maybe, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

                  (I) EXCLUSIVE REMEDY. Each of the Parties hereto agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, the Company, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, other than for fraud or intentional misconduct shall be pursuant to the indemnification provisions contained in this Section 8. Without limiting the generality or effect of the foregoing, as a material inducement to the other Parties hereto entering into this Agreement, each of the Buyer and the Seller hereby waive, from and after the Closing, any claim or cause of action, known and unknown, foreseen and unforeseen, which it or any of its Affiliates (including after the Closing, the Company) may have against the other Parties hereto, including without limitation under the common law or federal or state securities laws, trade regulation laws or other laws (including CERCLA and any other Environmental Laws), by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby, except for claims or causes of action brought under and subject to the terms and conditions of the indemnification provisions contained in this Section 8.

                  (J) MITIGATION. Notwithstanding any other provision of this Agreement to the contrary, any Indemnified Party shall use commercially reasonable efforts to mitigate all Losses, relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, and other rights at law or equity. The Indemnified Party's commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due, and the Indemnifying Party shall, to the extent that an Indemnified Party's Loss exceeds the Basket Amount, reimburse the Indemnified Party for its reasonable expenditures (except for any portion of the wages, salary, benefits, overhead or other costs attributable to the Indemnified Party and its officers, directors, employees, agents) in undertaking the mitigation and shall, to such extent, take such expenses into account in calculating the aggregate amount of the Seller's liability for the Buyer's indemnifiable Losses or the Buyer's liability for the Seller's indemnifiable Losses, as the case may be.

         9. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller Entities for certain tax matters following the Closing Date:

                  (A) CONSOLIDATED RETURN. The Seller Entities shall cause the Company to be included in the consolidated Income Tax Returns of the Parent Consolidated Group for all periods ending on or prior to the Closing Date for which the Company is required or permitted to be so included and shall pay the Taxes attributable to such Tax Returns. The Seller Entities shall cause to be prepared and timely filed any other federal, state, foreign or local Income Tax Return required or permitted to be filed by the Company for all periods ending on or prior to the Closing Date and pay the Taxes attributable to such Tax Returns. Any such Income Tax Returns that include periods ending on or before the Closing Date shall, insofar as they relate to the Company, be on a basis consistent with the last previous such Tax Returns filed with respect to the Company (based on a closing of the Company books), unless the Buyer or the Seller Entities conclude that there is no reasonable basis for such position under applicable law. Neither the Seller Entities nor the Company (prior to the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund or settle any audit with respect to the Company without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. Neither the Buyer nor the Company (after the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund with respect to any period ending on or before the Closing Date without the prior written consent of the Seller Entities, which consent shall not be unreasonably withheld or delayed.

                  (B) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date other than Income Tax Returns. The Buyer shall provide the Seller Entities with a draft of each such Tax Return described in the preceding sentence at least thirty (30) days prior to the due date for filing such Tax Returns. At least fifteen (15) days prior to the due date for the filing of such Tax Returns, the Seller Entities shall notify the Buyer of the existence of any reasonable objection the Seller Entities may have to any items set forth on such draft Tax Returns. If after consulting in good faith the Seller Entities and the Buyer are unable to resolve such objections, such objections shall be resolved by treating items on such returns in a manner consistent with the past practices of the Company with respect to such items unless otherwise required by law. Notwithstanding any other provision in this Agreement to the contrary, the Seller Entities shall reimburse the Buyer for Taxes of the Company with respect to such periods within fifteen (15) days after payment by the Buyer or the Company of such Taxes to the extent such Taxes are not reserved on the Closing Date Balance Sheet.

                  (C) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Buyer shall prepare or cause to be prepared and filed or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (the "Overlap Period"), and the Buyer shall pay, or cause to be paid, all Taxes shown as due on any such Tax Returns. The Buyer shall provide the Seller Entities with a draft of such Overlap Period Tax Returns at least thirty (30) days prior to the due date for filing such Tax Returns. At least fifteen (15) days prior to the due date for the filing of such Tax Returns, the Seller Entities shall notify the Buyer of the existence of any reasonable objection the Seller Entities may have to any items set forth on such draft Tax Returns. If after consulting in good faith the Seller Entities and the Buyer are unable to resolve such objections, such objections shall be resolved by treating items on such returns in a manner consistent with the past practices of the Company with respect to such items unless otherwise required by law. The Seller Entities shall pay to the Buyer within thirty (30) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reserved on the Closing Date Balance Sheet. For purposes of this
Section 9, in the case of any Taxes that are imposed on a periodic basis and are payable for an Overlap Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall in the case of any Taxes other than Income Taxes or sales and use Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and in the case of any Tax based upon or related to Income Tax or sales and use Tax be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                  (D) REFUNDS AND TAX BENEFITS. Any Tax refunds that are received by the Buyer or the Company, and any amounts credited against Tax to which the Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund or the amount of any such credit within thirty (30) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Taxing Authority to the Buyer or the Company of any amount accrued on the Closing Balance Sheet, the Buyer shall pay such amount to the Seller within thirty (30) days after receipt or entitlement thereto.

                  (E) COOPERATION ON TAX MATTERS.

                           (i) The Buyer, the Company and the Seller Entities shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller Entities agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller Entities, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, the Company or the Seller Entities, as the case may be, shall allow the such Party to take possession of such books and records.

                           (ii) The Buyer and the Seller Entities further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iii) The Buyer and the Seller Entities further agree, upon request, to provide the other Parties with all information that such Parties may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  (F) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

                  (G) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any state gains tax, transfer tax and any similar tax imposed in any state or subdivision), shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                  (H)      REPRESENTATION.

                           (i) The Seller Entities shall have the right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to Tax Returns for any periods or portions thereof ending on or prior to the Closing Date. Following the Closing, in the event of an audit of any Tax Return of the Seller Entities or with respect to which either of the Seller Entities has any liability, the Buyer shall promptly notify the Seller Entities of such audit and the Buyer shall execute, or cause the Company to execute, powers of attorney under applicable laws authorizing the designated representative of the Seller Entities to represent the Company with respect thereto. The Buyer shall make available or shall cause the Company to make available to the Seller Entities, at the expense of the Seller Entities, any and all books and records of the Company and other documents requested by the Seller Entities and shall make available employees of the Company reasonably necessary to enable the Seller Entities to defend any audit or other preceding with respect to any such Tax Returns.

                           (ii) The Seller Entities shall not enter into any settlement of or otherwise compromise any Tax matter that materially affects or may materially affect the Tax liability of the Buyer or the Company for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. The Seller Entities shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax matter. The Seller Entities shall, in good faith, allow the Buyer, at its sole expense, to make comments to the representative of the Seller Entities, regarding the conduct of or positions taken in any such proceeding.

                           (iii) Except as otherwise provided above, the Buyer shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods ending after the Closing Date; PROVIDED, HOWEVER, that the Buyer shall not, and shall cause its Affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date and shall not amend any Tax Return with respect to any period ending on or prior to the Closing Date without the prior written consent of one of the Seller Entities, which consent shall not be unreasonably withheld or delayed.

                  (I) CONFIDENTIALITY. Any information obtained under this
Section 9 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or right to a refund, conducting or defending any audit or other proceeding with respect to Taxes or otherwise effectuating the terms of this Agreement. Notwithstanding anything herein to the contrary, any Party hereto (and any employee, representative or other agent of the Party) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; PROVIDED, HOWEVER, that such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

                  (J) SECTION 1445. The Seller shall furnish to the Buyer on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code.

                  (K)      SECTION 338 ELECTION.

                           (i) At the sole election of the Buyer, to be exercised within ninety (90) days after the Closing Date (or such other time specified by the Buyer, but subject to the time limitations set forth below), the Seller and/or the Parent, as appropriate, and the Buyer will jointly complete and make an election under Section 338(h)(10) (with respect to the Company and/or its Subsidiaries) of the Code (the "338(h)(10) Election") on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service, and at the sole election of the Buyer, the Seller and/or the Parent, as appropriate, will jointly make an election in the manner required under any analogous provisions of state or local law as the Buyer will designate or as will be required, concerning the transactions contemplated by this Agreement. The Buyer will, with the assistance and cooperation of the Seller, prepare all such Section 338(h) (10) forms required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable Tax laws, and Buyer will deliver such forms and related documents to the Seller at least forty-five (45) days prior to the due date of filing. The Seller will deliver to the Buyer at least fifteen
         (15) days prior to the due date of filing copies of such completed and fully executed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state and local law). The Buyer will timely file such forms with the appropriate Tax authorities. The Buyer and the Seller will use their best efforts to agree, as soon as practicable after Closing but in no event later than one hundred twenty (120) days following the Closing Date, on the computation of the modified aggregate deemed sale price ("MADSP") (as defined under U.S. Department of Treasury Regulations). The Buyer and the Seller shall each file a consistent Form 8883 within the time period required pursuant to the Code and regulations thereunder. The Seller agrees to cooperate with the Buyer in making the required elections and filing the applicable forms with respect to the Section 338(h)(10) Election and required state and local filings.

                           (ii) The Seller and Buyer agree that Buyer will perform or cause to be performed an initial valuation of assets and allocation of the Purchase Price for purposes of Section 338 of the Code at the sole cost and expense of the Buyer. The Buyer will provide the Seller with drafts of such valuation of assets and allocation of MADSP (which will be prepared on a basis consistent with this Section 9(k) hereto) and the proposed Form 8883 within one hundred twenty (120) days after the Closing Date. Seller will have forty-five (45) days to provide the Buyer with any objections to such drafts. If the Seller objects to the computation or allocation by the Buyer of such amounts, and the Buyer and Seller are unable to reach agreement on the computation or allocation within thirty (30) business days after notification by the Seller of its objection, the Buyer and the Seller will jointly engage an independent national accounting firm to resolve the disagreement (such resolution to be final and binding upon the Parties) within ten (10) days thereafter. Any fee payable to the independent accounting firm engaged by the Buyer and the Seller as provided above will be shared equally by the Seller and the Buyer. The valuation and allocations determined pursuant to this Section 9(k) will be used for purposes of all relevant Tax Returns, reports and filings. In the event of a 338(h)(10) Election, the gain or loss from the deemed asset sale will be included in the Parent Consolidated Group's Income Tax Return.

                           (iii) In the event the Buyer decides to make an election pursuant to Section 338 of the Code (or any subdivision thereof) or any election pursuant to comparable state statutes with respect to the purchase of the Stock, then the Buyer hereby agrees, notwithstanding any representation, warranty or other provision in this Agreement to the contrary to indemnify and hold the Seller harmless from any incremental tax liability imposed upon the Seller as a result of such election. The amount of the indemnity (the "338 Indemnity Amount") shall be equal to the amount that the Purchase Price must be increased to result in the Seller receiving the same after-Tax cash benefit (prior to any reduction for a consolidated return net operating loss) as would result if the Section 338 election was not made, taking into account the consequences of such election with respect to both federal and state Taxes. Buyer shall pay the 338 Indemnity Amount within thirty (30) days of receipt of notice by Seller of the calculation of the 338 Indemnity Amount. Notwithstanding any provision in this Agreement to the contrary, the 338 Indemnity Amount shall not exceed $500,000.00.

                  (L) PHANTOM STOCK OPTION PLAN. Pursuant to the Company's 2001 Phantom Stock Option Plan, the vesting of all outstanding phantom stock options will accelerate as a result of the transactions contemplated by this Agreement, and the award payments to the holders of phantom stock options will be paid out pursuant to Section 6(e)(vii). Any deduction attributable to the payment of such awards pursuant to Section 6(e)(vii) shall be treated as pre-Closing Tax items and shall be included in the Tax Return of the Parent Consolidated Group for the period ending on, or including, the Closing Date.

                  (M) PURCHASE PRICE ADJUSTMENT. Unless otherwise specifically provided for in this Agreement, any (i) indemnity payments, pursuant to Section 8 or otherwise, and (ii) any adjustments to the Purchase Price, pursuant to
Section 2(b), Section 5(i) or otherwise, shall be treated for all Tax purposes as adjustments to the Purchase Price to the maximum extent permitted under the Code (or other applicable Tax law).

         10.      TERMINATION.

                  (A) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                           (i) the Buyer on the one hand and the Seller Entities on the other may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) the Buyer may terminate this Agreement by giving written notice to the Seller Entities at any time prior to the Closing
         (A) in the event a Seller Entity has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller Entities of the breach, and the breach has continued without cure for a period of ten
         (10) days after the notice of breach; (B) if the Closing shall not have occurred on or before June 30, 2004 (unless the condition precedent to Closing set forth in Section 7(a)(v) is the only condition precedent of the Buyer that remains unsatisfied on such date, in which case the Buyer may not terminate this Agreement until July 31, 2004); or (C) by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results from the Buyer itself breaching any material representation, warranty or covenant contained in this Agreement); PROVIDED, HOWEVER, that notwithstanding any language to the contrary contained in this Agreement, if any breach by a Seller Entity of any material representation, warranty or covenant can be cured by the payment of money (including any breach that constitutes or would constitute a Material Adverse Effect), any Seller Entity shall have the option, but not the obligation, to cure such breach by either, at the option of the Seller Entity, (i) making payment to the Person entitled to payment (e.g., a governmental authority) and/or (ii) agreeing to a reduction of the Purchase Price in an amount equal to the amount to be paid to such Person. Upon any election by a Seller Entity in accordance with the foregoing sentence, the Buyer shall not be entitled to terminate this Agreement on account of the applicable breach and further, in the case of an election pursuant to clause (ii) of the foregoing sentence, promptly after the Closing, the Buyer shall pay or cause the Company to pay the Person entitled to such payment; PROVIDED FURTHER, that in no event shall any of the Seller Entities be required to expend any monies in connection with the Buyer's breach of any material representation, warranty or covenant under this Agreement or with respect to the Buyer's compliance or noncompliance with any applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) whether arising before or after the Closing; and

                           (iii) the Seller Entities may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, a Seller Entity has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; (B) if the Closing shall not have occurred on or before June 30, 2004 (unless the condition precedent to Closing set forth in Section 7(b)(v) is the only condition precedent of the Seller Entities that remains unsatisfied on such date, in which case the Seller Entities may not terminate this Agreement until July 31,
         2004); or (C) by reason of the failure of any condition precedent under
         Section 7(b) hereof (unless the failure results primarily from a Seller Entity itself breaching any material representation, warranty, or covenant contained in this Agreement).

                  (B) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); PROVIDED, HOWEVER, that the confidentiality provisions contained in Sections 6(f) and
Section 9(i) above shall survive termination indefinitely.

         11.      MISCELLANEOUS.

                  (A) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement, prior to the Closing, without the prior written approval of the Buyer and the Seller Entities; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                  (B) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (C) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (D) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller Entities; PROVIDED, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (E) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (F) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (G) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to the Parent or the Seller:          Copy to:

        Louis Paglia                             William A. Perrone
        Chief Financial Officer                  Wiggin & Dana LLP
        UIL Holdings Corporation                 400 Atlantic Street
        157 Church Street                        Stamford, CT 06901
        New Haven, CT  06510


         If to the Buyer:                       Copy to:
         ----------------                       --------
         Mark A. Johnson                        Laura E. Binion
         Vice Chairman                          General Counsel
         CheckFree Corporation                  CheckFree Corporation
         4411 East Jones Bridge Road            4411 East Jones Bridge Road
         Norcross, GA  30092                    Norcross, GA  30092

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (H) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  (I) VENUE. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN AND FOR NEW YORK, NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (B) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN AND FOR NEW YORK, NEW YORK.

                  (J) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

                  (K) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller Entities. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (L) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (M) EXPENSES. Each of the Parties and the Company will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except that the Seller Entities and the Buyer shall each pay one-half of all filing fees incurred under the HSR Act.

                  (N) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation".

                  (O) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Disclosure Schedules identified in this Agreement and any certificates delivered at Closing pursuant to Section 7 hereof are incorporated herein by reference and made a part hereof.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                                     CHECKFREE CORPORATION

                             By: /s/ Mark A Johnson
                              Name: Mark A. Johnson
                              Title: Vice Chairman



                            UIL HOLDINGS CORPORATION

                          By: /s/ Nathaniel D. Woodson
                           Name: Nathaniel D. Woodson
                           Title: Chairman, President & CEO



                             UNITED RESOURCES, INC.

                          By: /s/ Nathaniel D. Woodson
                           Name: Nathaniel D. Woodson
                           Title: Chairman & President